Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

SharesPost 100 Fund:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accouting Firm and Legal Counsel” in the prospectuses.

/s/ KPMG LLP

Los Angeles, California

April 29, 2020